PetIQ, Inc. Reports Second Quarter 2023 Financial Results
Record Second Quarter 2023 Net Sales Increase 25% to $314.5 Million
Net Sales and Adjusted EBITDA Exceeds Company's Second Quarter 2023 Guidance
Record Second Quarter Cash from Operations of $57.7 Million
Raises 2023 Annual Outlook

EAGLE, Idaho – August 8, 2023 (GLOBE NEWSWIRE) - PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the second quarter and six months ended June 30, 2023.
Cord Christensen, PetIQ’s Chairman & CEO commented, “We are pleased to continue the year with second-quarter sales and adjusted EBITDA significantly exceeding our guidance. The strategic investments to drive awareness and consumption across both our Products and Services segments along with our operational excellence enabled us to deliver better-than-projected results. We outperformed the broader categories we compete in and gained share across PetIQ’s strategic, manufactured brands. We had record cash generation in the quarter and substantially improved the Company’s net leverage year-over-year. Based on these year-to-date results and our expectations for the second half of 2023, we are raising our annual outlook.”
Second Quarter 2023 Highlights Compared to Prior Year Period
•Record net sales of $314.5 million, an increase of 24.8%, and above the Company’s guidance for the quarter of $270.0 million to $280.0 million
•Products segment net sales of $278.2 million compared to $219.0 million, an increase of 27.0%
•Services segment net revenues of $36.4 million compared to $33.0 million, an increase of 10.2%
•Gross profit was $73.9 million, an increase of 19.2%, compared to $62.0 million
•Net income of $9.6 million, or earnings per diluted share ("EPS") of $0.32, an increase of 104.2%, compared to net income of $4.7 million, or EPS of $0.16
•Adjusted net income of $13.4 million, or adjusted EPS of $0.46, an increase of 39.4% compared to adjusted net income of $9.8 million, or adjusted EPS of $0.33
•EBITDA of $29.2 million, compared to $19.6 million, an increase of 49.2%
•Record quarterly adjusted EBITDA of $32.9 million, compared to $24.1 million, an increase of 36.3% and above the Company's guidance for the quarter of $24.0 million to $26.0 million
•Adjusted EBITDA margin increased 80 basis points to 10.4%
•Record second quarter cash from operations of $57.7 million
•Net leverage as measured under the Company's credit agreement was 3.6x as of June 30, 2023, compared to 5.0x

Six Month 2023 Highlights Compared to Prior Year Period
•Net sales of $605.0 million, an increase of 14.6%
•Products segment net sales of $537.2 million compared to $466.8 million, an increase of 15.1%
•Services segment net revenues of $67.9 million compared to $60.9 million, an increase of 11.3%
•Gross profit was $136.1 million, an increase of 13.8%, compared to $119.6 million
•Net income of $19.3 million, or EPS of $0.66, an increase of 147.6%, compared to net income of $7.8 million, or EPS of $0.26
•Adjusted net income of $27.6 million, or adjusted EPS of $0.95, an increase of 39.7% compared to adjusted net income of $19.9 million, or adjusted EPS of $0.68
•EBITDA of $56.0 million, compared to $37.2 million, an increase of 50.5%
•Adjusted EBITDA of $63.6 million, compared to $48.5 million, an increase of 31.0%

•Adjusted EBITDA margin increased 130 basis points to 10.5%

Second Quarter 2023 Financial Results
Net sales were $314.5 million for the second quarter of 2023, an increase of 24.8% compared to net sales of $252.0 million in the prior year period, driven by an increase in sales from both the Products and Services segments. Products segment net sales of $278.2 million increased 27.0% compared to the prior year period reflecting broad-based growth across product categories and sales channels as well as from the previously announced acquisition of Rocco & Roxie LLC ("Rocco & Roxie") completed on January 13, 2023. The Company experienced continued strength across flea and tick and health and wellness product offerings with favorable consumption trends and a significant recovery in distributed product offerings. PetIQ’s manufactured products net sales increased 21.2% (including the acquisition of Rocco & Roxie) and were 29.1% of Product segment net sales compared to 31.2% in the prior year period. Services revenue for the second quarter of 2023 increased 10.2% to $36.4 million driven by operational improvements that allowed for increases in average revenue per clinic and average dollar per pet served during the second quarter of 2023.

Second quarter 2023 gross profit was $73.9 million, an increase of 19.2%, compared to $62.0 million in the prior year period. Gross margin decreased 110 basis points to 23.5% from 24.6% in the prior year period due to a shift in the mix of Product segment sales to more health and wellness products which carry a lower margin.

Selling, general and administrative expenses (“SG&A”) was $55.2 million for the second quarter of 2023 compared to $50.6 million in the prior year period. As a percentage of net sales, SG&A was 17.5% for the second quarter of 2023, a decrease of 260 basis points compared to the prior year period. Adjusted SG&A was $51.5 million for the second quarter of 2023 compared to $46.1 million in the prior year period. As a percentage of net sales adjusted SG&A was 16.4%, a decrease of 190 basis points compared to the prior year period. The leverage in SG&A and adjusted SG&A was primarily due to continued leverage of costs and increased business expense efficiencies relative to the growth in sales, partially offset by increased advertising and promotional expense as compared to the second quarter of 2022.

Second quarter 2023 net income increased 104.2% to $9.6 million and EPS was $0.32, compared to net income of $4.7 million and EPS of $0.16 in the prior year period. Adjusted net income for the second quarter of 2023 increased 36.4% to $13.4 million and adjusted EPS was $0.46, compared to adjusted net income of $9.8 million, and adjusted EPS of $0.33 in the prior year period.
EBITDA was $29.2 million for the second quarter of 2023 compared to $19.6 million in the prior year period, an increase of 49.2%. Second quarter Adjusted EBITDA was $32.9 million, an increase of 36.3%, compared to $24.1 million in the prior year period and above the Company's guidance of $24.0 million to $26.0 million. Adjusted EBITDA margin increased 80 basis points to 10.4% compared to 9.6% in the prior year period.
Adjusted SG&A, adjusted net income, adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide investors with additional insight into the way management views reportable segment operations. See “Non-GAAP Financial Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.
Cash Flow and Balance Sheet
The Company ended the second quarter of 2023 with total cash and cash equivalents of $78.4 million. For the second quarter ended June 30, 2023, the Company generated a record $57.7 million of cash from operations which was driven by increased earnings as well as $34.2 million from working capital benefits. The Company’s total debt, which is comprised of its term loan, ABL, convertible notes and capital leases, was $449.6 million as of June 30, 2023. The Company had total liquidity, which it defines as cash on hand plus debt availability, of $203.4 million as of June 30, 2023. The Company's net leverage as measured under the Company's credit agreement was 3.6x as of June 30, 2023, down from 5.0x in the prior year period, driven by higher earnings and improved working capital. Please refer to the financial table within this press release for a calculation of the Company’s net leverage under the credit agreement.

Outlook
For the full year 2023 the Company is raising its outlook previously provided, and now expects:
•Net sales of $1,010 million to $1,050 million, an increase of approximately 12.0% compared to 2022 based on the mid-point of the guidance
•Adjusted EBITDA of $93 million to $97 million, an increase of approximately 22.0% compared to 2022 based on the mid-point of the guidance

For the third quarter of 2023 the Company expects:

•Net sales of $220 million to $240 million, an increase of approximately 10.0% compared to the prior year period based on the mid-point of the guidance
•Adjusted EBITDA of $18 million to $20 million, an increase of approximately 17.0% compared to the prior year period based on the mid-point of the guidance

The Company does not provide guidance for net income, the most directly comparable GAAP measure to Adjusted EBITDA, and similarly cannot provide a reconciliation between its forecasted adjusted EBITDA and net income without unreasonable effort due to the unavailability of reliable estimates for certain components of net income and the respective reconciliations. These forecasted items are not within the Company’s control, may vary greatly between periods and could significantly impact future financial results for the third quarter ending September 30, 2023, and full year ending December 31, 2023.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results. The conference call is scheduled to begin today at 4:30 p.m. ET. To participate on the live call listeners in North America may dial 833-816-1410 and international listeners may dial 412-317-0503.
In addition, the call will be broadcast live over the Internet hosted at the “Investors” section of the Company's website at www.PetIQ.com. A telephonic playback will be available through August 29, 2023. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671; the passcode is 10180442.
About PetIQ
PetIQ is a leading pet medication and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable veterinary products and services. The Company engages with customers through more than 60,000 points of distribution across retail and e-commerce channels with its branded and distributed medications as well as health and wellness items, which are further supported by its world-class medications manufacturing facility in Omaha, Nebraska and health and wellness manufacturing facility in Springville, Utah. The Company’s national service platform operates in over 2,600 retail partner locations in 41 states providing cost effective and convenient veterinary wellness services. PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.
Investors: katie.turner@petiq.com or 208.513.1513

Media: kara.schafer@petiq.com or 407.929.6727

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, general economic or market conditions, global economic slowdown, increased inflation, rising interest rates, recent and potential future bank failures and the impacts of COVID-19; our ability to successfully grow our business through acquisitions and our ability to integrate acquisitions, including Rocco & Roxie; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to introduce new products and improve existing products; our ability to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; and the risks set forth under the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2022 and other reports filed time to time with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may materially adversely affect our business, financial condition or operating results. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures
In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: adjusted net income, adjusted earnings per share, adjusted SG&A, adjusted EBITDA, and adjusted EBITDA margin.
Adjusted net income consists of net income adjusted for tax expense, acquisition expenses, integration costs, litigation costs, and stock-based compensation expense. Adjusted net income is utilized by management to evaluate the effectiveness of our business strategies. Non-GAAP adjusted earnings per share is defined as non-GAAP adjusted net income divided by the weighted average number of shares of common stock outstanding during the period.
Adjusted SG&A consists of SG&A adjusted for acquisition expenses, stock-based compensation expense, integration costs, and litigation expense.
EBITDA represents net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA plus adjustments for transactions that management does not believe are representative of our core ongoing business including acquisition costs, stock-based compensation expense, and integration costs. Adjusted EBITDA margin is adjusted EBITDA stated as a percentage of net sales.

Adjusted EBITDA is utilized by management as a factor in evaluating the Company's performance and the effectiveness of our business strategies. The Company presents EBITDA because it is a necessary component for computing adjusted EBITDA.

We believe that the use of these non-GAAP measures provides additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating these non-GAAP measures that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of non-GAAP measures may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate these non-GAAP measures in the same manner. Our management does not, and you should not, consider the non-GAAP financial measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. See a reconciliation of each non-GAAP measure to the most comparable GAAP measure, in the financial tables that accompany this release.

PetIQ, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in 000’s except for per share amounts)

	June 30, 2023	December 31, 2022
Current assets
Cash and cash equivalents	$78,437	$101,265
Accounts receivable, net	193,570	118,004
Inventories	141,647	142,605
Other current assets	8,788	8,238
Total current assets	422,442	370,112
Property, plant and equipment, net	69,776	73,395
Operating lease right of use assets	15,440	18,231
Other non-current assets	2,426	1,373
Intangible assets, net	169,182	172,479
Goodwill	204,204	183,306
Total assets	$883,470	$818,896
Liabilities and equity
Current liabilities
Accounts payable	$154,141	$112,995
Accrued wages payable	11,826	11,512
Accrued interest payable	1,465	1,912
Other accrued expenses	9,909	7,725
Current portion of operating leases	6,211	6,595
Current portion of long-term debt and finance leases	8,152	8,751
Total current liabilities	191,704	149,490
Operating leases, less current installments	9,957	12,405
Long-term debt, less current installments	440,582	443,276
Finance leases, less current installments	837	907
Other non-current liabilities	4,787	1,025
Total non-current liabilities	456,163	457,613
Equity
Additional paid-in capital	383,020	378,709
Class A common stock, par value $0.001 per share, 125,000 shares authorized; 29,551 and 29,348 shares issued, respectively	29	29
Class B common stock, par value $0.001 per share, 8,402 shares authorized; 244 and 252 shares issued and outstanding, respectively	—	—
Class A treasury stock, at cost, 373 shares	(3,857)	(3,857)
Accumulated deficit	(143,566)	(162,733)
Accumulated other comprehensive loss	(1,990)	(2,224)
Total stockholders' equity	233,636	209,924
Non-controlling interest	1,967	1,869
Total equity	235,603	211,793
Total liabilities and equity	$883,470	$818,896

PetIQ, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022

Product sales	$278,167	$219,014	$537,160	$466,764
Services revenue	36,380	33,000	67,858	60,945
Total net sales	314,547	252,014	605,018	527,709
Cost of products sold	210,428	163,568	411,330	354,419
Cost of services	30,240	26,472	57,549	53,681
Total cost of sales	240,668	190,040	468,879	408,100
Gross profit	73,879	61,974	136,139	119,609
Operating expenses
Selling, general and administrative expenses	55,159	50,595	98,486	98,831
Operating income	18,720	11,379	37,653	20,778
Interest expense, net	8,824	6,299	17,556	12,420
Other expense (income), net	151	(201)	123	(204)
Total other expense, net	8,975	6,098	17,679	12,216
Pretax net income	9,745	5,281	19,974	8,562
Income tax expense	(192)	(603)	(640)	(724)
Net income	9,553	4,678	19,334	7,838
Net income attributable to non-controlling interest	85	46	167	75
Net income attributable to PetIQ, Inc.	$9,468	$4,632	$19,167	$7,763
Net income per share attributable to PetIQ, Inc. Class A common stock
Basic	$0.32	$0.16	$0.66	$0.27
Diluted	$0.32	$0.16	$0.66	$0.26
Weighted Average shares of Class A common stock outstanding
Basic	29,136	29,283	29,083	29,223
Diluted	29,373	29,329	29,218	29,304

PetIQ, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in 000’s)

	For the Six Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net income	$19,334	$7,838
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization of intangible assets and loan fees	19,769	17,660
Stock based compensation expense	5,208	6,666
Other non-cash activity	(135)	48
Changes in assets and liabilities, net of business acquisition
Accounts receivable	(74,468)	(54,969)
Inventories	2,901	(63,771)
Other assets	(481)	(409)
Accounts payable	40,320	26,481
Accrued wages payable	252	(2,359)
Other accrued expenses	1,703	(2,569)
Net cash provided by (used in) operating activities	14,403	(65,384)
Cash flows from investing activities
Business acquisition (net of cash acquired)	(27,634)	—
Purchase of property, plant, and equipment	(4,128)	(8,026)
Investment in subsidiary undertaking	—	—
Net cash used in investing activities	(31,762)	(8,026)
Cash flows from financing activities
Proceeds from issuance of long-term debt	35,000	44,000
Principal payments on long-term debt	(38,800)	(42,800)
Principal payments on finance lease obligations	(801)	(744)
Tax withholding payments on Restricted Stock Units	(969)	(865)
Exercise of options to purchase Class A common stock	—	115
Net cash used in financing activities	(5,570)	(294)
Net change in cash and cash equivalents	(22,929)	(73,704)
Effect of exchange rate changes on cash and cash equivalents	101	(306)
Cash and cash equivalents, beginning of period	101,265	79,406
Cash and cash equivalents, end of period	$78,437	$5,396

PetIQ, Inc.
Summary Segment Results
(Unaudited, in 000’s)

	For the Three Months Ended		For the Six Months Ended
$'s in 000's	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Products segment sales	$278,167	$219,014	$537,160	$466,764
Services segment revenue:
Same-store sales	33,633	28,264	62,161	48,989
Non same-store sales	2,747	4,736	5,697	11,956
Total services segment revenue	$36,380	$33,000	$67,858	$60,945
Total net sales	$314,547	$252,014	$605,018	$527,709

PetIQ, Inc.
Reconciliation between Selling, General & Administrative (“SG&A”) and Adjusted SG&A
(Unaudited, in 000’s)

	For the Three Months Ended		For the Six Months Ended
$'s in 000's	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
SG&A	$55,159	$50,595	$98,486	$98,831
% of Sales	17.5%	20.1%	16.3%	18.7%
Less:
Acquisition costs(1)	297	156	835	156
Stock based compensation expense	2,743	2,843	5,208	6,666
Integration costs(2)	618	404	1,594	743
Litigation expenses	—	1,141	—	3,802
Adjusted SG&A (3)	$51,501	$46,051	$90,849	$87,464
% of Sales	16.4%	18.3%	15.2%	17.0%

PetIQ, Inc.
Reconciliation between Net Income and Adjusted EBITDA
(Unaudited, in 000’s)

	For the Three Months Ended		For the Six Months Ended
$'s in 000's	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income	$9,553	$4,678	$19,334	$7,838
Plus:
Tax expense	192	603	640	724
Depreciation	4,164	3,515	7,685	7,197
Amortization	6,477	4,477	10,739	9,000
Interest expense, net	8,824	6,299	17,556	12,420
EBITDA	$29,210	$19,572	$55,954	$37,179
Acquisition costs(1)	297	156	835	156
Stock based compensation expense	2,743	2,843	5,208	6,666
Integration costs(2)	618	404	1,594	743
Litigation expenses	—	1,141	—	3,802
Adjusted EBITDA (3)	$32,868	$24,116	$63,591	$48,546
Adjusted EBITDA Margin	10.4%	9.6%	10.5%	9.2%

PetIQ, Inc.
Reconciliation between Net Income and Adjusted Net Income
(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended		For the Six Months Ended
$'s in 000's	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income	$9,553	$4,678	$19,334	$7,838
Plus:
Tax expense	192	603	640	724
Acquisition costs(1)	297	156	835	156
Stock based compensation expense	2,743	2,843	5,208	6,666
Integration costs(2)	618	404	1,594	743
Litigation expenses	—	1,141	—	3,802
Adjusted Net income (3)	$13,403	$9,825	$27,611	$19,929

Non-GAAP adjusted EPS
Basic	$0.46	$0.34	$0.95	$0.68
Diluted	$0.46	$0.33	$0.95	$0.68
Weighted Average shares of Class A common stock outstanding used to compute non-GAAP adjusted EPS
Basic	29,136	29,283	29,083	29,223
Diluted	29,373	29,329	29,218	29,304

(1) Acquisition costs include legal, accounting, banking, consulting, diligence, and other costs related to completed and contemplated acquisitions.

(2) Integration costs represent costs related to integrating the acquired businesses including personnel costs such as severance and retention bonuses, consulting costs, contract termination costs, and IT conversion costs. The costs are primarily within the Products segment.
(3) Effective December 31, 2022, the Company no longer includes non same-store operating results related to the Services segment wellness centers with less than six full quarters of operating results, and pre-opening expenses, as an adjustment to its calculation of its non-GAAP financial measures. As a result, the following non-GAAP measures have been recast for comparability to remove non same-store operating results for the three and six months ended June 30, 2022 as follows:
•Adjusted SG&A - $2.0 and $4.5 million, respectively
•Adjusted net income - $5.2 and $12.4 million, respectively
•Adjusted EBITDA - $3.5 and $10.6 million, respectively

PetIQ, Inc.
Calculation of Net Leverage Ratio Under Term Loan B
(Unaudited, in 000’s, except for multiples)

	June 30, 2023
Total debt	$447,849
Total Capital Leases	1,722
Less Cash	(78,437)
Net Debt	371,134
LTM Term Loan B Adjusted EBITDA(1)	102,777
Term Loan B net leverage	3.6	x
(1) Our Term Loan B documentation defines Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization and a non-cash goodwill impairment charge, as further adjusted for acquisition costs, loss on debt extinguishment and related costs, stock based compensation expense, integration costs, litigation expenses, and non same-store net income (loss), which we refer to as “Term Loan B Adjusted EBITDA.” Term Loan B Adjusted EBITDA is not a non-GAAP measure and is presented solely for purposes of providing investors an understanding of the Company’s financial condition and liquidity and should not be relied upon for any purposes other than an understanding of the Company’s financial condition and liquidity as it relates to the Company’s Term Loan B